Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
CREDO TECHNOLOGY GROUP HOLDING LTD
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.00005 per share	Rule 457(r)(1)	(2)	—	$750,000,000(2)	0.0001381	$103,575.00
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
			Total Offering Amounts			$750,000,000		$103,575.00
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fee Due					$103,575.00
(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement is being paid herewith in accordance with Rule 456(b) under the Securities Act, and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-290736).
(2) The $750,000,000 of ordinary shares registered hereunder consists of the $750,000,000 of ordinary shares that may be issued and sold from time to time under that certain equity distribution agreement between Credo Technology Group Holding Ltd and Goldman Sachs & Co. LLC.